Exhibit 10.2

Original

THE SECURITIES EVIDENCED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

APOLLO MEDICAL HOLDINGS, INC.

CONVERTIBLE PROMISSORY NOTE

$4,990,000.00	March 30, 2017

FOR VALUE RECEIVED, Apollo Medical Holdings, Inc., a Delaware corporation (the “Company”), hereby promises to pay, without deduction or offset, to the order of Alliance Apex, LLC, a California limited liability company (the “Holder”), as noteholder, in lawful currency of the United States of America, at the Holder’s address determined pursuant to the notices provision below, the principal sum of Four Million Nine Hundred Ninety Thousand Dollars and No Cents ($4,990,000.00) (the “Original Principal Amount”), and to pay simple interest on the principal sum then outstanding from the date of issuance at the rate of six percent (6.0%) per annum. Subject to the provisions of this Convertible Promissory Note (this “Note”), the entire then-outstanding principal and all accrued, unpaid interest thereon, together with all other costs hereunder, if any, shall be due and payable by the Company to the Holder on (i) December 31, 2017, or (ii) the date on which the Change of Control Transaction (as defined in Section 1.2 below) is terminated, whichever occurs first (the “Maturity Date”). All computations of interest under this Note shall be made on the basis of a year of three hundred sixty-five (365) days and calculated for the actual days elapsed. Notwithstanding the foregoing, the Holder shall have the right (but not the obligation) to extend the Maturity Date at any time or from time to time, which extension, if any, shall be in writing and at the Holder’s sole and absolute discretion.

1.      MANDATORY CONVERSION.

1.1  Upon the closing, on or before the Maturity Date, of the Change of Control Transaction , the Original Principal Amount of this Note, together with all accrued and unpaid interest thereon, shall automatically be converted (a “Mandatory Conversion”) on the business day following such closing into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a conversion price of Ten Dollars and No Cents ($10.00) per share, subject to adjustment for stock splits, stock dividends, reclassifications and other similar recapitalization transactions that occur after the date of this Note. For the avoidance of doubt, if the closing of the Change of Control Transaction has not occurred on or before the Maturity Date, then, the entire then-outstanding principal balance under this Note and all accrued, unpaid interest thereon, together with all other costs hereunder, if any, shall be due and payable by the Company to the Holder on the Maturity Date.

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1.2   For purposes of this Note, the “Change of Control Transaction” shall mean any consolidation, merger, reorganization, combination or similar transaction of the Company and/or any of its affiliates with or into NMM and/or any of its affiliates, or any transaction or series of related transactions by the Company in which in excess of 50% of the Company's voting power is transferred, or a sale of all or substantially all of the assets of the Company to NMM and/or any of its affiliates occurs.

1.3   Notwithstanding any provision of this Note to the contrary, the Company shall not be obligated to repay the indebtedness hereunder or issue certificates evidencing the shares of the Company’s Common Stock issuable upon any Mandatory Conversion pursuant to Section 1.1 above unless and until this Note is either delivered to the Company or its transfer agent for cancellation, or the Holder notifies the Company or its transfer agent in writing that the Note has been lost, stolen or destroyed and executes an agreement in form and substance satisfactory to the Company, in its sole and absolute discretion, to indemnify the Company from any loss incurred by it in connection with this Note.

1.4  This Note may not be converted into shares of the Company’s Common Stock voluntarily by the Holder at any time or other than in accordance with the provisions of Section 1.1.

1.5  Notwithstanding any provision of this Note to the contrary, if the Mandatory Conversion has not occurred on or before the Maturity Date, then, the Company shall have forty-five (45) days following the Maturity Date to repay the outstanding principal, together with accrued and unpaid interest, on this Note; provided, however, that interest as provided for herein shall continue to accrue on this Note until the actual date of repayment; and moreover, repayment at such time in accordance herewith shall not be deemed to be an Event of Default under this Note.

2.      PREPAYMENT.

This Note may not be prepaid, in whole or in part, before the Maturity Date other than by and through a Mandatory Conversion pursuant to Section 1.1.

3.      EXPENSES.

The Company shall pay to the Holder all fees and expenses incurred by such Holder in enforcing its rights under this Note, whether or not litigation is commenced.

4.      TRANSFERABILITY.

This Note shall be non-transferable for the term of the Note.

5.      WAIVER OF NOTICE.

The undersigned and all endorsers, guarantors and assignors, if any, of this Note severally waive notice of default, presentation or demand for payment and protest and notice of nonpayment or dishonor.

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6.      GOVERNING LAW.

This Note shall be governed by, and construed and enforced in accordance with the laws of the State of California without giving effect to the conflict of laws provisions thereof.

7.      REPRESENTATIONS OF THE HOLDER.

In connection with the issuance of this Note and the shares of Common Stock issuable upon a Mandatory Conversion (collectively, the “Securities”), the Holder, by its acceptance hereof, hereby further agrees, represents and warrants as follows: (i) the Holder is acquiring the Securities solely for its own account for investment and not with a view to or for sale or distribution of the Securities or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Securities or any portion thereof; (ii) the entire legal and beneficial interest of the Securities is being purchased for the account of the Holder; (iii) the Holder either (a) has a prior business and/or personal relationship with the Company and/or its officers and directors, or (b) by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with the Company, and who are not compensated by the Company, has the capacity to protect its own interests in connection with the purchase of the Securities; (iv) the Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Act and (v) the transaction under which the Holder is purchasing the Securities has not been registered under the Act, and the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available.

8.      DEFAULT; REMEDIES.

(a)            Event of Default Defined. The occurrence of any of the following events or conditions shall constitute an event of default hereunder (each, an “Event of Default”):

(i) the Company shall fail to make when due any payments on this Note;

(ii) any breach of a representation or warranty of the Company contained in this Note and/or that certain Securities Purchase Agreement dated as of March 30, 2017, between the Company and the Holder (the “Purchase Agreement”), which remains uncured after fifteen (15) business days from the written notice thereof and which breach shall have a material adverse effect on (A) the financial condition of the Company or (B) the ability of the Company to perform under its obligations this Note and/or the Purchase Agreement;

(iii) any default in the material observance or performance by the Company of any covenant or agreement contained in this Note and/or the Purchase Agreement which default remains uncured after fifteen (15) business days after written notice thereof and which default shall have a material adverse effect on (A) the financial condition of the Company or (B) the ability of the Company to perform under its obligations this Note and/or the Purchase Agreement;

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(iv) the Company shall: (A) file a voluntary petition or assignment in bankruptcy or a voluntary petition or assignment or answer seeking liquidation, reorganization, arrangement, readjustment of his debts, or any other relief under the Bankruptcy Reform Act of 1978, as amended (the "Bankruptcy Code"), or under any other act or law pertaining to insolvency or debtor relief, whether State, Federal, or foreign, now or hereafter existing; (B) enter into any agreement indicating consent to, approval of, or acquiescence in, any such petition or proceeding; (C) apply for or permit the appointment, by consent or acquiescence, of a receiver, custodian or trustee of all or a substantial part of his property; (D) make an assignment for the benefit of creditors; (E) be unable or shall fail to pay his debts generally as such debts become due; and

(v) there occurs (A) a filing or issuance against the Company of an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, readjustment of its debts or any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether State, Federal or foreign, now or hereafter existing; (B) the involuntary appointment of a receiver, liquidator, custodian or trustee of the Company or for all or a substantial part of its property; or (C) the issuance of a warrant of attachment, execution or similar process against all or any substantial part of the property of the Company and such shall not have been discharged (or provision shall not have been made for such discharge), or stay of execution thereof shall not have been procured, within sixty (60) days from the date of entry thereof.

(b)    Acceleration. If an Event of Default occurs under Section 9(a), then the entire outstanding principal and all accrued and unpaid interest shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived. If any other Event of Default occurs and is continuing, the holder, by written notice to the Company, may declare the outstanding principal and interest under this Note to be immediately due and payable.

(c)    Remedies.

(i) Upon the occurrence of an Event of Default, the Holder may avail itself of any legal or equitable rights which the Holder may have at law or in equity or under this Note, including, but not limited to, the right to accelerate the indebtedness due under this Note as described in Section 9(b). The remedies of the Holder as provided herein shall be distinct and cumulative, and may be pursued singly, successively or together, at the sole discretion of the holder, and may be exercised as often as occasion therefor shall arise.

(ii) Forbearance by the Holder to exercise its rights with respect to any failure or breach by the Company shall not constitute a waiver of the right as to the same or any subsequent failure or breach, and no single or partial exercise of any right or remedy shall preclude other or further exercise of the same or any other right or remedy. The Holder shall have no duty to exercise any or all of the rights and remedies herein provided or contemplated. The acceptance by the Holder of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing rights or remedies at that time, or nullify any prior exercise of any such rights or remedies without the express written consent of the Holder.

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(d)     Default Rate. After maturity (by acceleration or otherwise), the unpaid balance (both as to principal and unpaid pre-maturity interest) shall bear interest at a default rate equal to the lesser of (a) three percent (3%) over the rate of interest in effect immediately prior to maturity or (ii) the then maximum legal rate allowed under the laws of the State of California.

(e)     Costs of Collection. If the Holder exercises its acceleration rights pursuant to this Note, in addition to the payment of principal and accrued interest thereon, the Company shall pay all costs of collection incurred by the Holder, including reasonable attorney’s fees incurred in connection with the Holder’s reasonable collection efforts, whether or not suit on this Note or other proceeding is filed or initiated. Any and all of such costs shall be payable on demand.

(f)     Continuing Liability. Following the occurrence of an Event of Default, the Company’s liability under this Note shall not be affected by the Holder’s pursuit or non-pursuit of any one or more its rights, powers or remedies (including, without limitation, its option to accelerate the payment of this Note), regardless of the order in which or the extent to which the Holder may pursue any of such rights, powers or remedies, it being understood that the liability of the Company shall cease only upon satisfaction in full of all of the Company’s obligations arising under this Note.

9.       NOTICES. All notices to be given pursuant to this Note will be sufficient if given by personal service, or by guaranteed overnight delivery service, or by postage prepaid mailing by certified or registered mail with return receipt requested, to the parties as set forth below, or to such other address as a party may request by notice given pursuant to this Section. Any time period provided in the giving of any notice hereunder shall commence upon the date of personal service, the day after delivery to the guaranteed overnight delivery service, or three (3) days after mailing certified or registered mail. However, any failure to give notice in accordance with the terms of this Section will not invalidate such notice if such notice was in fact in writing and actually received by the party to whom it was directed.

COMPANY:	Apollo Medical Holdings, Inc.
700 North Brand Avenue
Suite 1400
Glendale, California 91203
Attention: Warren Hosseinion, M.D.

HOLDER:	Alliance Apex, LLC
1107 Fair Oaks Ave., Suite 192
South Pasadena, California 91030
Attention: Linda Dong

10.       MISCELLANEOUS. This Note shall be binding on the Company and the Company’s successors, and shall inure to the benefit of the Holders, its successors and permitted assigns, if any. Section headings are for convenience of reference only and shall not affect the interpretation of this Note. This Note embodies the entire agreement between the Company and the Holder regarding the terms of the loan evidenced by this Note and supersedes all oral statements and prior writings relating thereto. Any provision of this Note may be amended, waived or modified, only upon the written consent of the party or parties to be bound thereby. Time is of the essence in the performance of each of the Company’s obligations arising under this Note.

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This Note is executed as of the date first above written.

APOLLO MEDICAL HOLDINGS, INC.
(“Company”)

By:	/s/ Warren Hosseinion
Name: Warren Hosseinion, M.D.
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

ALLIANCE APEX, LLC (“Holder”)
By:	/s/ Linda Dong
Name: Linda Dong
Title: Manager

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